Accidental Death Benefit Rider

     Based on the application for this rider and the payment of its monthly deduction, this rider is made a part of the policy. The rider is subject to all policy terms and provisions unless this rider changes them. This rider does not increase your policy values.

What benefit does this rider provide?

     We pay the Accidental Death Benefit shown under Policy Data if we receive proof satisfactory to us that the insured's death:

     1. resulted, directly and independently of all other causes, from accidental bodily injury; and
     2.   occurred while this rider was in force; and
     3.   occurred within 90 days of the injury.

     This benefit is in addition to any other benefits payable under the policy. If payable, it will be included in the proceeds of the policy.

What risks are not covered by this rider?

     The benefits of this rider are not payable if death resulted from or was contributed to by any of the following:

     1.   suicide or attempted suicide;
     2.   bodily or mental infirmity, illness, or disease;
     3.   infection of any nature not resulting from accidental bodily injury;
     4. poison, gas, or fumes taken, administered, or inhaled voluntarily or otherwise, except in the course of the insured's occupation;
     5. the voluntary taking of drugs or narcotics unless prescribed by a licensed physician;
     6.   the insured's commission of or attempt to commit a felony;
     7. an act or incident of war, declared or not, or any type of military conflict;
     8.   travel in or descent from any kind of aircraft if:
          a. the insured was taking part in training or had duties aboard the aircraft; or
          b. the aircraft was operated by or for the armed forces of any country.

Is there a monthly deduction for the cost of this rider?

     Yes. While this rider is in force, a monthly deduction is taken from the policy's value for the cost of this rider. The amount can be determined from the Rider Cost of Insurance Table shown below.

When will this rider become incontestable?

     After this rider has been in force during the insured's lifetime for two years from its effective date, we cannot contest this rider.

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When will this rider terminate?

     This rider will terminate on the earliest of the following:

     1. the monthly date on or next following receipt of your written request for coverage to end; or
     2.   the date the policy terminates; or
     3.   the insured's age 70 anniversary.

What is the effective date of this rider?

     This rider is issued as of the policy date of the policy unless a different date is shown under Policy Data.

IDS Life Insurance Company of New York

(signature of) Eric L. Marhoun

Secretary

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                         Rider Cost of Insurance Table

The monthly deduction for the cost of this rider is equal to A x B where:
                                                             1,000

A is the Accidental Death Benefit; and
B is the ADB Rate from the table below based on the then attained age of the insured.

Attained                                Attained
Age of         Monthly ADB Rate*        Age of         Monthly ADB Rate*
Insured        Male      Female         Insured        Male      Female

 5            $.07      $.04            40            $.08      $.04
 6             .07       .04            41             .08       .04
 7             .07       .04            42             .08       .04
 8             .07       .05            43             .08       .04
 9             .08       .05            44             .08       .04

10             .08       .05            45             .08       .04
11             .08       .05            46             .08       .04
12             .09       .05            47             .08       .04
13             .09       .06            48             .08       .04
14             .10       .06            49             .08       .04

15             .10       .06            50             .08       .04
16             .10       .06            51             .08       .04
17             .11       .07            52             .08       .04
18             .12       .07            53             .09       .05
19             .12       .07            54             .09       .05

20             .12       .07            55             .09       .05
21             .12       .07            56             .09       .05
22             .11       .06            57             .09       .05
23             .10       .06            58             .10       .06
24             .10       .05            59             .10       .06

25             .09       .05            60             .10       .06
26             .09       .05            61             .10       .06
27             .08       .04            62             .11       .06
28             .08       .04            63             .11       .07
29             .08       .04            64             .11       .07

30             .08       .04            65             .12       .07
31             .08       .04            66             .13       .08
32             .08       .04            67             .14       .09
33             .08       .04            68             .15       .10
34             .08       .04            69             .16       .11

35             .08       .04
36             .08       .04
37             .08       .04
38             .08       .04
39             .08       .04

*If this rider is issued with other than a standard rating classification, the ADB Rates will be adjusted by multiplying the above monthly rates by the ADB Rating Factor shown under Policy Data.